UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2025

CITIZENS FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified In Its Charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Citizens Plaza Providence, RI	02903
(Address of principal executive offices)	(Zip Code)

(203) 900-6715

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	CFG	New York Stock Exchange
Depositary Shares, each representing a 1/40th interest in a share of 5.000% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series E	CFG PrE	New York Stock Exchange
Depositary Shares, each representing a 1/40th interest in a share of 7.375% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series H	CFG PrH	New York Stock Exchange
Depositary Shares, each representing a 1/40th interest in a share of 6.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I	CFG PrI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2025, Citizens Financial Group, Inc. (the “Company” or “Citizens”) announced the appointment of Aunoy Banerjee as Executive Vice President and Chief Financial Officer (“CFO”). Mr. Banerjee, age 47, joins Citizens from Barclays, where he currently serves as CFO of Barclays Bank PLC, leading a large, global, multifunctional team supporting multiple lines of business including U.S. Consumer, Global Corporate and Investment Banking, and Private Bank and Wealth Management. Prior to Barclays, he served in a number of senior roles with increasing responsibility at State Street Corporation over eight years, most recently as Head of Investments & Third Party Partnerships and Chair of State Street India. A 25-year financial services veteran, Mr. Banerjee will have responsibility at Citizens for the Financial Planning and Analysis, Business Line Finance Groups, Controller, Investor Relations, Treasury, Tax, and Capital Management functions, as well as Property & Procurement.

Mr. Banerjee will join Citizens on October 24, 2025. As previously announced, current Vice Chair and CFO John Woods will depart the Company on August 15, 2025. Chris Emerson, Executive Vice President and Head of Corporate Planning & Enterprise Finance, will serve as CFO during the interim period.

In connection with his appointment, Mr. Banerjee entered into an employment agreement with the Company on August 6, 2025. Mr. Banerjee’s employment agreement provides that he will have an annual base salary of $700,000 and guaranteed 2025 incentive compensation of $3,700,000, discounted by the amount of role-based allowance received from his former employer in 2025. Incentive compensation will be payable in the same form and timeframe as for the Company’s other executive committee members. In addition, Mr. Banerjee will receive a buy-out award with a grant date value of approximately $5,000,000 as consideration for the forfeiture of awards granted by his previous employer, to be awarded in a mix of cash and restricted stock units, each vesting over four years.

Mr. Banerjee’s employment agreement provides that in the event his employment is terminated by the Company without “cause” (as defined in the employment agreement), he will receive two weeks’ salary for each year of service, subject to a minimum severance payment of 26 weeks of base salary and conditioned upon his execution and non-revocation of a release of claims in favor of the Company. In addition, in the event Mr. Banerjee’s employment is terminated without “cause” or for “good reason” (as defined in the employment agreement) within 24 months following a “change of control” (as defined in the employment agreement), he will receive an amount equal to two times the sum of his base salary at the time of termination and the average cash bonus paid during the prior three years, as well as a pro-rata cash bonus for the year in which termination occurs, based on the average cash bonus paid during the prior three years.

Mr. Banerjee is subject to restrictive covenants prohibiting solicitation or hiring of employees, and solicitation or interference with customers and prospective clients, in each case, for twelve months following the termination of his employment with the Company for any reason, as well as a confidentiality covenant of perpetual duration. His employment with the Company will be at-will and terminable by either party at any time and for any reason, provided that Mr. Banerjee must provide 120 days’ written notice of his resignation.

A copy of the Company’s press release announcing Mr. Banerjee’s appointment as CFO and Mr. Emerson’s appointment as interim CFO is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	99.1	Press Release issued by the Company, dated August 12, 2025

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Bruce Van Saun
Bruce Van Saun
Chairman and Chief Executive Officer

Date: August 12, 2025